UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Finance Online Co. Limited

(Exact name of Registrant as specified in its charter)

Hong Kong	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9th Floor of Tower C, Corporate Square

NO.35 Financial Street, Xicheng District

Beijing, China 100033

(Address of principal executive offices, including zip code)

2014 Stock Incentive Plan

(Full title of the Plan)

[CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011]

[(212) 894-8940]

(Name and address of agent for service)

Copy to:

Ying Li, Esq.

Proskauer Rose LLP

Suites 1701-1705, 17/F

Two Exchange Square

8 Connaught Place

Central, Hong Kong, Hong Kong

852-3410-8088

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, $0.001 par value HK	32,000,000	$0.844 (3)	$27,008,000(3)	$3,478.63 (3)
Total	32,000,000			$3,478.63

(1)	The ordinary shares being registered hereby with respect to the 2014 Stock Incentive Plan (the “Plan”) may be represented by the Registrant’s American Depository Shares, each of which represents five ordinary shares. The American Depository Shares evidenced by American Depository Receipts issuable upon deposit of any of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 filed with the Commission on October 5, 2004 (File No. 333-119530) and the Registrant’s registration statement on Form F-6EF, filed with the Commission on May 22, 2013 (File No. 333-188778).
(2)	This registration statement shall also cover any additional ordinary shares which become issuable under the Plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, reorganization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding ordinary shares.
(3)	Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the offering price (per share and in the aggregate) and the registration fee are calculated in accordance with Rule 457(c) based on the average of the high and low trading prices of the Registrants American Depository Shares at the close of business on August 5, 2014 as reported on the Nasdaq Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by China Finance Online Co. Limited organized under the laws of Hong Kong (the “Registrant”), are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s annual report on Form 20-F (File No. 000-50975) (the “Annual Report”) for the year ended December 31, 2013, filed with the Commission on May 6, 2014;

(b)	All other reports filed, rather than furnished, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)	(i) The description of the Registrant’s shares and the American Depositary Shares contained in the Registration Statement on Form 8-A filed by the Registrant with the Commission under the Exchange Act on October 4, 2004;

(ii) The Form 8-A incorporates by reference the description of the shares and the American Depositary Shares under the headings “Description of Share Capital,” “Description of American Depositary Shares” and “Taxation” in the Registrant’s Registration Statement on Form F-1, filed with the Commission on September 21, 2004 (File No. 333-119166), as amended on October 4, 2004, October 13, 2004 and October 14, 2004. Such description is amended and updated by the information set forth in the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed on May 6, 2014; and

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in any document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s articles of association provide that, subject to the Hong Kong Companies Ordinance (the “Ordinance”), every director or other officer of the Registrant shall be indemnified against any liability incurred by him in his capacity as such. However, directors and officers of the Registrant are not indemnified against any liability to the Registrant or a related company arising out of negligence, default, breach of duty or breach of trust with respect to the Registrant or a related company, unless such liability is incurred in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application in which relief is granted to him by the court pursuant to the Ordinance from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Registrant.

Pursuant to the Registrant’s form of Indemnification Agreement with officers and directors, the Registrant will agree to indemnify its directors and officers, to the extent permitted by Hong Kong law, against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Description of Document

4.1	Amended and Restated Memorandum and Articles of Association of China Finance Online Co. Limited (incorporated by reference to Exhibit 3.1 from our Registration Statement on Form F-1 (File No. 333-119166) filed with the Commission on October 4, 2004)

4.2	Form of Amended and Restated Deposit Agreement, among China Finance Online Co. Limited, JPMorgan Chase Bank, N.A., as Depositary, and all holders from time to time of the American Depositary Shares issued thereunder, including the form of ADR (incorporated by reference to Exhibit A to the Registrant’s Registration Statement on Form F-6EF, filed with the Commission on May 22, 2013) (File No. 333-188778)

4.3	2014 Stock Incentive Plan

5.1	Opinion of Proskauer Rose

23.1	Consent of Proskauer Rose (included in Exhibit 5.1)

23.2	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, independent registered public accounting firm

23.3	Consent of Grant Thornton China, independent registered public accounting firm

24.1	Power of Attorney (included on signature page)

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change in such information in this Registration Statement;

provided, however, That

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, the undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on August 7, 2014.

China Finance Online Co. Limited

By:	/s/ Zhiwei Zhao
Zhiwei Zhao
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Zhiwei Zhao and Jun (Jeff) Wang, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zhiwei Zhao	Chairman and Chief Executive Officer	August 7, 2014
Zhiwei Zhao	(Principal Executive Officer)

/s/ Kheng Nam Lee	Director	August 7, 2014
Kheng Nam Lee

/s/ Rongquan Leng	Director	August 7, 2014
Rongquan Leng

/s/ Neo Chee Beng	Director	August 7, 2014
Neo Chee Beng

/s/ Jun (Jeff) Wang	Director and Chief Financial Officer	August 7, 2014
Jun (Jeff) Wang	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duty authorized representative the United States of China Finance Online Co. Limited, has signed this Registration Statement in New York, New York on August 7, 2014.

Authorized Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Amended and Restated Memorandum and Articles of Association of China Finance Online Co. Limited (incorporated by reference to Exhibit 3.1 from our Registration Statement on Form F-1 (File No. 333-119166) filed with the Commission on October 4, 2004)

4.2	Form of Amended and Restated Deposit Agreement, among China Finance Online Co. Limited, JPMorgan Chase Bank, N.A., as Depositary, and all holders from time to time of the American Depositary Shares issued thereunder, including the form of ADR (incorporated by reference to Exhibit A to the Registrant’s Registration Statement on Form F-6EF, filed with the Commission on May 22, 2013) (File No. 333-188778)

4.3	2014 Stock Incentive Plan

5.1	Opinion of Proskauer Rose

23.1	Consent of Proskauer Rose (included in Exhibit 5.1)

23.2	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, independent registered public accounting firm

23.3	Consent of Grant Thornton China, independent registered public accounting firm

24.1	Power of Attorney (included on signature page)